Exhibit 99.1

FOR IMMEDIATE RELEASE

News Release

Credence Investor Relations Contact:	Credence Editorial Contact:
John Detwiler	Judy Dale
Senior V.P. & CFO	Senior Director, Marketing Communications
510.623.4758 or 510.623.5177 fax	510.492.3118 or 510.623.2524 fax
E-mail: john_detwiler@credence.com	E-mail: judy_dale@credence.com

Credence Systems Reports Results for Fourth Quarter

and Fiscal Year 2003

FREMONT, Calif., November 24, 2003 — Credence Systems Corporation (Nasdaq: CMOS), a leading provider of test solutions from design-to-production for the worldwide semiconductor industry, today reported financial results for its fourth quarter and fiscal year ended October 31, 2003.

Net sales for the fourth quarter of fiscal 2003 were $57.8 million, an increase of 34 percent from net sales of $43.2 million in the fourth quarter of fiscal 2002. Net sales also increased over the fiscal third quarter by $12.3 million or approximately 27 percent, marking the third consecutive quarter of sequential revenue gains. The net loss on a GAAP basis for the fourth quarter of fiscal 2003 was $22.1 million or ($0.35) per diluted share, compared to a net loss of $112.0 million or ($1.84) per diluted share in the fourth quarter of 2002. For fiscal 2003, net sales were $182.4 million, an increase of 11 percent from net sales of $164.2 million in the fiscal year ended October 31, 2002. The net loss on a GAAP basis for fiscal 2003 was $113.1 million or ($1.80) per diluted share, compared to a net loss of $170.5 million or ($2.81) per diluted share in fiscal 2002.

Incoming orders during the fourth quarter of fiscal 2003 were $60.9 million, up 20 percent sequentially from $50.8 million in the third quarter and up 40 percent from $43.6 million in the fourth quarter of the prior year.

The fourth quarter of fiscal 2002 included a pre-tax charge of $39.9 million for the write-down of excess inventory and other restructuring steps taken during that quarter as well as charges of $66.1 million associated with a non-cash valuation allowance against the net deferred tax assets. For fiscal 2003, restructuring charges and in process research and development costs totaled $7.0 million compared to $106.0 million including the valuation allowance for deferred tax assets in fiscal 2002.

“Our expectations of a return to a cyclical growth pattern are bolstered by the significant growth in revenue in this last fiscal quarter,” said Dr. Graham Siddall, chairman and chief executive

Credence Systems Reports Results for Fourth Quarter and Fiscal Year 2003

officer of Credence. “Capacity utilization at many major outsource test and assembly (OSAT) providers is reaching levels at which buying patterns are beginning to emerge. Moreover, chip volumes are increasing, although average selling prices (ASPs) for chip producers are down dramatically, forcing our customers to focus on improving profitability through lowering overall test costs. Our comprehensive product portfolio offers compelling cost-of-test advantages, and we believe this will enable us to capture market share as our customers begin to invest in new capital equipment.”

“Our bottom line financial performance has improved over last fiscal year and that along with capturing market share in the recovery, continues to be a main focus for the Company,” said Mr. John Detwiler, senior vice president and chief financial officer of Credence. “Restructuring events continued into fiscal 2003, albeit on a much reduced scale and we continue to evaluate our cost infrastructure to position Credence for profitability into this next cycle. Moving forward, our management team and employees remain committed to improving operational efficiency.”

“During the fourth fiscal quarter, our overall business increased with a significant contribution from our new products,” continued Dr. Siddall. “We were particularly pleased by the customer acceptance of Octet and ASL 3000RF systems with penetration into new accounts throughout the United States, Europe and Asia. Additionally, during fiscal 2003, we integrated fully the acquisitions of SZ Testsysteme and Optonics, Inc. These acquisitions have enabled the Company to add several large integrated device manufacturers (IDMs) and leading fabless chip design companies to our expanding customer base.”

First Quarter Fiscal 2004 Outlook

The Company expects revenue for the first fiscal quarter to be in the range of $63 to $66 million. Gross margins are expected to improve to the 41 percent to 43 percent level. The Company believes net bookings will increase approximately 15 percent from the $60.9 million recorded in the fourth fiscal quarter. The loss per share on a GAAP basis is projected to be in the range of ($0.24) to ($0.26). This guidance does not include any provisions for special charges including the upcoming write-off of lease obligations in Fremont, California as the Company moves to the new facility in Milpitas, California during the first fiscal quarter of 2004 and does not include any potential impact of income tax benefit.

Conference Call

Credence will hold a one-hour conference call today at 2:30 p.m. PST. Participants will include Dr. Graham Siddall, Credence’s chairman and chief executive officer, Mr. Dave Ranhoff, Credence’s president and chief operating officer, and Mr. John Detwiler, Credence’s senior vice president and chief financial officer.

Credence Systems Reports Results for Fourth Quarter and Fiscal Year 2003

The call-in number is:

•	Domestic and International:

Domestic: 1-800-884-5695 Passcode: 94810634

International: 1-617-786-2960 Passcode: 94810634

•	The replay number is:

Domestic: 1-888-286-8010 Passcode: 29448078

International: 1-617-801-6888 Passcode: 29448078

Please call 10 minutes prior to the scheduled start time. The replay runs through December 1, 2003, 4:30 PST p.m.

Credence’s earnings conference call will also be broadcast simultaneously over the Internet. Please visit www.credence.com to access the call. If you have any questions or comments, please contact Brian Sereda at 510-492-3154.

About Credence

Credence Systems Corporation (Nasdaq: CMOS) is changing the future of semiconductor production by integrating test solutions throughout the design, validation and production processes. A leader in the manufacture of automatic test equipment (ATE) for the global semiconductor industry, Credence offers a wide range of systems for the test of analog, digital, non-volatile memory, mixed-signal, SoC, and wireless semiconductor devices typical in today’s automobile, portable computing, consumer and communications products. Credence and its subsidiaries also provide test program development and debug software, engineering validation test solutions, and advanced photon probing technology that enable faster time-to-market with lower total cost-of-test. Headquartered in Fremont, California, the company is an ISO 9001 certified manufacturer and maintains advanced production and design facilities in Hillsboro, Oregon. More information is available at http://www.credence.com.

Forward-Looking Statements

This release contains statements that are forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the return to a cyclical growth pattern, buying patterns of outsource test and assembly providers, chip volumes, capturing market share, positioning the Company for profitability, the Company’s commitment to improving operational efficiency, the Company’s expanding customer base and all statements under the heading “First Quarter Fiscal 2004 Outlook.” These forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from the future performance suggested in this release. Such risks and uncertainties include, but are not limited to, cyclicality and downturns in the semiconductor industry, rapid technological change in the ATE market, the Company’s ability to successfully integrate acquisitions, economic instability in the Asia Pacific region, fluctuation in customer demand, timing and volume of orders and shipments, competition and pricing pressures, reliability and quality issues, the Company’s ability to complete the development and commercialization of its new products, product mix, overhead absorption, continued dependence on “turns” orders to achieve revenue objectives, the timing of new technology, product introductions, intellectual property issues, the risk of early obsolescence and the Company’s ability to control and reduce expenses (including the ability to identify and successfully institute additional cost-saving measures). Reference is made to the discussion of risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q. Any projections in this release are based on limited information currently available to the Company, which is subject to change. Although any such projections and the factors influencing them will likely change, the Company will not necessarily update the information, since the Company is only to provide guidance at certain points during the year. Actual events or results could differ materially and no reader of this release should assume later in the quarter that the information provided today is still valid. Such information speaks only as of the date of this release.

# # #

Credence is a registered trademark, and Credence Systems, ASL 3000RF and Octet are trademarks of Credence Systems Corporation and its subsidiaries. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.

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Credence Systems Reports Results for Fourth Quarter and Fiscal Year 2003

CREDENCE SYSTEMS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended October 31,		Prior Quarter Ended July 31, 2003	Year Ended October 31,
	2003	2002		2003	2002
Net sales	$57,781	$43,185	$45,460	$182,414	$164,209
Cost of goods sold—on net sales	35,666	28,934	28,591	115,556	102,705
Cost of goods sold—special charges	—	9,441	1,937	1,937	9,441

Gross margin	22,115	4,810	14,932	64,921	52,063
Operating expenses:
Research and development	16,767	22,646	17,504	73,520	85,355
Selling, general & administrative	23,402	22,066	24,341	91,124	89,707
Amortization of purchased goodwill and intangible assets	2,622	4,147	2,622	9,456	19,710
In-process research and development	—	—	—	1,510	—
Special charges	—	30,485	2,197	3,590	30,485

Total operating expenses	42,791	79,344	46,664	179,199	225,257

Operating income (loss)	(20,676)	(74,534)	(31,732)	(114,278)	(173,194)
Interest and other income (loss)	(850)	1,245	368	2,219	9,562

Income (loss) before income taxes	(21,526)	(73,289)	(31,364)	(112,059)	(163,632)
Income taxes (benefit)	572	38,848	238	1,006	7,227
Minority interest (benefit)	10	(135)	109	47	(378)

Net income (loss)	($22,107)	($112,002)	($31,711)	($113,112)	($170,481)

Net (loss) per share
Basic	($0.35)	($1.84)	($0.50)	($1.80)	($2.81)

Diluted	($0.35)	($1.84)	($0.50)	($1.80)	($2.81)

Number of shares used in
Computing per share amounts
Basic	63,539	60,869	63,191	62,737	60,570

Diluted	63,539	60,869	63,191	62,737	60,570

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Credence Systems Reports Results for Fourth Quarter and Fiscal Year 2003

CREDENCE SYSTEMS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	Prior Quarter
	October 31, 2003	July 31, 2003	October 31, 2002(1)

	(unaudited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$27,318	$108,118	$50,192
Short-term investments	258,578	181,178	82,223
Accounts receivable, net	65,627	37,001	32,426
Inventories	83,356	96,985	105,636
Other current assets	15,981	11,992	24,983

Total current assets	450,860	435,274	295,460
Long-term investments	50,682	67,303	109,247
Property and equipment, net	102,111	100,353	112,256
Other assets	94,840	100,498	65,286

Total assets	$698,493	$703,428	$582,249

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$23,303	$12,561	$14,870
Accrued liabilities	45,770	44,954	40,816
Liabilities related to leased products	9,350	10,692
Deferred profits	4,556	628	5,724

Total current liabilities	82,979	68,835	61,410
Long-term liabilities—leased products	1,058	1,440
Other liabilities	183,829	183,773	1,602
Stockholders’ equity	430,627	449,380	519,237

Total liabilities and stockholder’s equity	$698,493	$703,428	$582,249

(1)  Derived from the audited financial statements for the year ended October 31, 2002